Exhibit 99.1
Vishay Intertechnology to Offer $250 Million of
Convertible Senior Debentures
     MALVERN, PA — November 3, 2010 — Vishay Intertechnology, Inc. (NYSE: VSH) today announced its intention to commence an offering, subject to market conditions and other factors, of $250 million principal amount of convertible senior debentures. The debentures would be due in 2040 and are to be offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The interest rate, conversion rate and the other terms will be determined by negotiations between the Company and the initial purchaser of the debentures. Vishay also intends to grant to the initial purchaser of the debentures the right to purchase up to an additional $25 million principal amount of debentures solely to cover overallotments.
     Under the terms of Vishay’s credit facility, the Company is required to apply an amount equal to 50% of the net cash proceeds from this offering to prepay the outstanding amount under its term loan (of which $75 million remains outstanding), and once the outstanding amount is reduced to zero, to repay the outstanding amount under the Company’s revolving loan (of which $125 million remains outstanding). The repayment of the outstanding revolving loan does not reduce the lenders’ revolving credit commitment, and the amount repaid may be reborrowed. Simultaneous with the repayment of the amounts outstanding under the credit facility, the Company intends to use the remaining net proceeds from this offering, together with new net borrowings under its revolving credit facility and cash on hand, to repurchase shares of the Company’s common stock for an aggregate purchase price of up to $250 million.
     The Company expects to repurchase shares of the Company’s common stock through the initial purchaser or its affiliate which, acting as the Company’s agent, will purchase shares of the Company’s common stock from institutional investors in negotiated transactions concurrently with the pricing of this offering. Such repurchases may raise or maintain the market price of our common stock above levels that would otherwise prevail or prevent or retard a decline in the market price of the Company’s common stock.
     The Company also expects to repurchase additional shares of the Company’s common stock through an agreement with an affiliate of the initial purchaser concurrently with the pricing of this offering. Pursuant to the terms of such repurchase, concurrent with the closing of this offering, the counterparty to such agreement will sell short to us shares of the Company’s common stock. As a result of such short sale, concurrently with, and for a period of time following, the pricing of the debentures, the Company expects the counterparty to such agreement (or an affiliate thereof) to purchase shares of the Company’s common stock from third parties and/or enter into various derivative transactions with respect to the Company’s common stock. The effect, if any, of any of these transactions and activities on the market price of the Company’s common stock and/or the debentures will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could have the effect of increasing or preventing a decline in the price of the Company’s common stock and the debentures, concurrently with the pricing of the debentures and for a period of time following such pricing.
     The Company intends to use any remaining net proceeds from this offering for general corporate purposes, which may include additional repurchases of the Company’s common stock. If the initial purchaser exercises its overallotment option, Vishay may use the net proceeds from the sale of additional debentures to repurchase additional shares of its common stock.
     This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
     The debentures have not been, and will not be, registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Forward-Looking Statements
     This press release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, whether or not Vishay will offer the debentures or consummate the offering, the anticipated terms of the debentures and the offering, and the anticipated use of the proceeds of the offering. Vishay does not undertake any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.
CONTACT:
Vishay Intertechnology, Inc.
Dr. Lior Yahalomi
Executive Vice President — Chief Financial Officer
(610) 644-1300